EXHIBIT 10.29


71192522.2

028444-00010

December 15, 2003

                                CONTRACT OF SALE


                                     Between


                             FARM TECH CORPORATION,


                                     Seller


                                       And


                                      Buyer


Dated: December 15, 2003
                                    Premises:


                              400 Farmington Avenue

                                 Farmington, CT

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                                TABLE OF CONTENTS

                                                                            PAGE
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ARTICLE 1           Description of Premises                                    1
   Section 1.1   Description of Premises                                       1
ARTICLE 2           Purchase Price, Acceptable Funds and Escrow of Deposit     1
   Section 2.1   Purchase Price                                                1
   Section 2.2   Adjustment of Cash                                            2
   Section 2.3   Acceptable Funds                                              2
   Section 2.4   Escrow of Deposit                                             2
   Section 2.5   Interest on the Deposit                                       3
   Section 2.6   Contingent Price                                              3
ARTICLE 3           The Closing                                                3
   Section 3.1   Date, Place and Time of Closing                               3
   Section 3.2   Adjournment of Closing Date                                   4
ARTICLE 4           Acceptable Title and Clearing Title                        5
   Section 4.1   Acceptable Title                                              5
   Section 4.2   Clearing Title                                                5
ARTICLE 5           Contingencies to Buyer's Obligations                       6
   Section 5.1   Due Diligence Period                                          6
   Section 5.2   Governmental Approvals                                        7
ARTICLE 6           Representations and Warranties; Operation of Premises      7
   Section 6.1   Power, Authority, Execution and Delivery                      7
   Section 6.2   Representations                                               7
   Section 6.3   Leases and Agreements                                        10
   Section 6.4   Operation of Premises                                        10
   Section 6.5   Transfer Act                                                 10
   Section 6.6   Seller's Termination Option                                  10
ARTICLE 7           Condemnation and Damage by Fire or Other Hazard           11
   Section 7.1   Immaterial Damage or Taking                                  11
   Section 7.2   Material Taking                                              11
   Section 7.3   Definitions of Material and Immaterial
ARTICLE 8           Seller's Closing Obligations                              11
ARTICLE 9           Buyer's Closing Obligations                               12
ARTICLE 10          Apportionments at Closing                                 12
   Section 10.1  Items of Apportionment                                       12
   Section 10.2  Mistakes in Apportionments                                   13
ARTICLE 11          Broker                                                    13
ARTICLE 12          Default by the Parties and Indemnification                13
   Section 12.1  Seller's Default                                             13
   Section 12.2  Buyer's Default                                              13
   Section 12.3  Assumption and Indemnification                               14
ARTICLE 13          Notices                                                   14
   Section 13.1  Form and Addresses.                                          14
ARTICLE 14          Assignment and Access to Premises.                        14
   Section 14.1  Assignment.                                                  14
   Section 14.2  Access.                                                      14
ARTICLE 15          Survival and Delivery of Deed                             15
   Section 15.1  Survival                                                     15
   Section 15.2  Delivery of Deed                                             15
ARTICLE 16          Miscellaneous Provisions                                  15
   Section 16.1  Entire Understanding                                         15
   Section 16.2  Governing Law                                                15
   Section 16.3  Captions                                                     15
   Section 16.4  Successors and Assigns                                       15
   Section 16.5  Construction                                                 15
   Section 16.6  Execution and Delivery                                       15
   Section 16.7  Exhibits                                                     16

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                            TABLE OF CONTENTS(Cont'd)

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EXHIBITS

A - Land

B - Permitted Exceptions to Title

                                      -iii-
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        AGREEMENT dated December___, 2003, between FARM TECH CORPORATION
("Seller"), a Delaware corporation with an office at 765 Old Saw Mill River Road, Tarrytown, NY 10591; and ("Buyer"), an entity with an office at .

        Seller and Buyer, in consideration of the mutual covenants herein contained, hereby covenant and agree as follows:

                                   ARTICLE 1

                            Description of Premises.

        Section 1.1 Description of Premises Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement:

                (a) the parcels of land more particularly described on Exhibit A attached hereto (the "Land")in the Town of Farmington, Connecticut (the "Town");

                (b) all buildings and improvements situated on the Land (collectively, the "Building"); and

                (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land and all other appurtenances to the Land and Building, including any adjacent strips of land, (collectively, the "Appurtenances"); and

                (d) the personal property set forth on Schedule A-1 annexed hereto (the "Personal Property").

The Land, the Building, the Personal Property and the Appurtenances are hereinafter collectively referred to as the "Premises". The Premises are commonly known as 400 Farmington Avenue, Farmington, CT. Seller is the owner of the Premises and all rights and interests appurtenant thereto.

                                   ARTICLE 2

             Purchase Price, Acceptable Funds and Escrow of Deposit.

        Section 2.1 Purchase Price. The purchase price (the "Purchase Price") to
be paid by Buyer to Seller for the Premises is $                               ,
payable in accordance with the provisions of Section 2.3 herein as follows:

                (a)     $            by check subject to collection, or by wire,
to be held by (the "Escrow Agent"), pursuant to Section 2.4 herein, delivered simultaneously with the execution of this Agreement; and

                (b)     $            delivered to Seller at the Closing (as
hereinafter defined).

        Section 2.2 Adjustment of Cash. The cash payment required at the Closing will be increased or decreased, as the case may be, to account for all items to be apportioned.

        Section 2.3 Acceptable Funds. All monies payable under this Agreement, unless otherwise specified herein, shall be paid by immediately available funds, either wired to an account designated by Seller or as otherwise specified by Seller. If any funds are to be paid to any entity other than Seller, Seller shall provide Buyer with reasonable advance notice of the name of the entity designated to receive such funds.

        Section 2.4 Escrow of Deposit.

        (a) The sum paid under subsection 2.1(a) herein (the "Deposit") shall be delivered to the Escrow Agent and, if paid by check, shall be subject to collection. The Escrow Agent shall hold the proceeds thereof in escrow in an interest bearing account until the Closing or earlier termination of this Agreement and shall pay over or apply the Deposit (together with any interest accrued thereon) in accordance with the terms of this Agreement. At the Closing, the Escrow Agent shall pay the Deposit to Seller on account of the Purchase Price.

        (b) If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amounts, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days from the receipt of such notice by the other party, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) business day period or if, for any other reason, the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from Seller and Buyer or a final, unappealable and unappealed judgment of a court. However, the Escrow Agent shall have the right at any time to deposit the Deposit and accrued interest with a court of competent jurisdiction, giving written notice of such deposit to Seller and Buyer. Upon such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

                (c) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Buyer shall jointly and severally indemnify, defend and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable counsel fees, incurred in connection with performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by the Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on its part.

                                       -2-
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                (d)     Buyer acknowledges that the Escrow Agent has acted as
counsel for Seller in this transaction and that, in the event of a dispute between Seller and Buyer, the Escrow Agent shall not be prevented from representing Seller in such dispute by reason of having acted as the agent, provided that the Escrow Agent shall at such time deposit the funds with said court or as otherwise directed by the parties. The Escrow Agent has acknowledged acceptance of these provisions by signing in the place indicated on the signature page of this Agreement.

        Section 2.5 Interest on the Deposit. Accrued interest, if any, shall be paid at the Closing, or at such other time that the Deposit is paid pursuant to this Agreement, to the party receiving the Deposit.

        Section 2.6 Contingent Price. Anything in Section 2.1 herein to the
contrary notwithstanding, the Purchase Price shall increase by $       for each
square foot of gross usable floor area in excess of      square feet covered and
approved by Governmental Approvals (as hereinafter defined) obtained by Buyer prior to the Closing. If, at any time within seven (7) years after the Closing, Buyer (or its successor) shall obtain Governmental Approvals for additional gross useable floor area, then within 20 days after receipt of each such Governmental Approvals, Buyer (or its successor) shall pay to Seller an amount
equal to $      for each square foot of gross usable floor area approved
subsequent to the Closing Date. Rights and obligations under this Section shall survive the Closing, and Buyer shall include this obligation as a restrictive covenant in the deed if the Premises are conveyed within seven (7) years after the Closing. If Seller shall commence an action to enforce its rights hereunder, the prevailing party in such action shall recover its reasonable attorneys' fees and court costs.

                                   ARTICLE 3

                                  The Closing.

        Section 3.1 Date, Place and Time of Closing. (a) The transfer of title to the Premises pursuant to this Agreement (the "Closing") shall occur on a date (the "Closing Date") which shall be on or before the 30th day after Buyer has received Governmental Approvals; provided however that if such 30th day shall not be a business day, then on the first business day thereafter. Buyer shall, within 48 hours after receipt, give notice to Seller of each Governmental Approval received, including a copy of same. The Closing shall be held at the offices of , commencing at 10:00 A.M. on the Closing Date or at such other location as shall be agreed to by Seller and Buyer. Counsels for Seller and Buyer are hereby respectively authorized to execute an agreement or agreements on behalf of the parties confirming or adjourning the Closing Date.

        (b) In the event Buyer has not terminated this Agreement by August 12, 2004, Buyer shall be obligated to close on the Premises by the earlier of (i) the thirtieth day after receipt of Governmental Approvals; or (ii)

                                       -3-
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November_12, 2004, (the "Extension Notice Date") time being of the essence, notwithstanding whether Buyer has obtained the Governmental Approvals.

        (c) Commencing eight (8) months from the date of execution of this Agreement until the earlier of (i) the Closing Date or (ii) November 12, 2004, Buyer shall pay to Seller all future real estate taxes (the "Taxes") incurred on the Premises, on a monthly basis. Seller shall invoice Buyer on the first day of each month, for the pro-rata portion of the Taxes, and Buyer shall pay same within ten (10) days thereafter.

        (d) Notwithstanding anything to the contrary contained herein, Buyer shall have the right and option, upon notice to Seller to be provided no later than thirty (30) days prior to the Extension Notice Date, to adjourn the closing for a period of up to six (6) months after the Extension Notice Date, if, after exercising due diligence and proceeding in good faith, Buyer has been unable to obtain the Governmental Approvals on or before the Extension Notice Date and provided that with such notice to Seller, Buyer shall pay to the Seller the sum
of            ($        .) per month (the "Extension Fee") on the 12th day of
each and every month after the Extension Notice Date. This sum shall not be reimbursable to Buyer and shall not be credited against the Purchase Price.

        (e) In the event Buyer has received the Governmental Approvals, and the Closing occurs subsequent to the scheduled Closing Date, as same may have been extended pursuant to 3.1 (d), the party responsible for such delay shall pay to
other party at the Closing an amount equal to the sum of (a) $        per day
[     per annum on $     ], and (b) the per diem amount of real estate and other
taxes payable with respect to the Premises, from and including the scheduled Closing Date until (but not including) the actual date of the Closing; provided however that a permitted adjournment by Seller pursuant to subsection 4.2(b) herein or adjournment by Buyer pursuant to Section 3.1 (d) above shall not be subject to such per diem payment. The remedy provided to the non-defaulting party in this Section shall not operate to limit, restrict or waive the pursuit of any other remedy the non-defaulting party may have at law or in equity in the event of the other party's breach under this Agreement by failure to close on the scheduled Closing Date.

        Section 3.2 Termination Fee. In the event Buyer shall terminate this Agreement for any reason subsequent to forty five (45) days after the execution
date of this Agreement, Buyer shall pay to Seller the sum of       ($         )
Dollars (the "Termination Fee") as and for a termination fee. This Termination Fee shall not in any way limit Seller's rights to the Deposit, if in fact Seller is entitled to the Deposit by way of Buyer's Default as set forth in Section
12.2 below or in any other way under the terms of the Agreement. Seller shall be permitted to authorize Escrow Agent to pay the Termination Fee to Seller from the Deposit and the balance of the Deposit to the Buyer. Buyer shall receive a credit against the Termination Fee for any payments of taxes made by Buyer pursuant to Section 3.1(c).

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                                   ARTICLE 4

                      Acceptable Title and Clearing Title.

        Section 4.1 Acceptable Title. Seller shall convey and Buyer shall accept title to the Premises in accordance with the terms of this Agreement, subject only to the exceptions specified in Exhibit B and to the following:

                (a) any restriction or limitations imposed or to be imposed by governmental authority, including the zoning and planning rules and regulations of the Town;

                (b) real property and other taxes which become due and payable after the date of the Closing, which taxes Buyer will assume and agree to pay as part of the consideration for the deed;

                (c) public improvement assessments and sewer connection charges, or other assessments and/or any unpaid installments thereof, which assessments and/or installments become due and payable after the date of the Closing, which assessments and/or installments Buyer will assume and agree to pay as part of the consideration for the deed;

                (d) state of facts shown by accurate survey and physical inspection of the Premises; provided same does not render title unmarketable. Without limiting the foregoing, the state of facts shown on a survey entitled "ALTA/ACSM Land Title Survey for Oread Biosafety," made by Coneco Engineers, last revised April 21, 2001 (the "Survey"), shall be deemed not to render title unmarketable; and

                (e) If, prior to Closing, Buyer receives notice of additional liens, encumbrances or other matters that did not exist as of the Title Contingency Date, as that term is defined below, then Buyer may submit a revised list to Seller adding additional title defects. Seller may, but shall not be obligated to, at its cost, cure, remove or insure over all additional title defects and give Buyer written notice thereof within thirty (30) days after receipt of Notice from Buyer; provided, however, Seller at its cost shall be obligated to cure, or otherwise remove by closing, all mortgages, deeds of trust, judgment liens, mechanic's and materialmen's liens, and other liens and encumbrances against the Premises (other than liens for taxes and assessments which are not delinquent) which arise at any time prior to Closing and which (i) secure indebtedness; or (ii) can be removed by payment of a liquidated sum of money; or (iii) were voluntarily placed against the Premises by Seller or any affiliate, whether or not Buyer objects thereto, up to and including the sum of
$           in the aggregate.

        Section 4.2 Clearing Title.

                (a) Seller shall convey and Buyer shall accept fee simple title to the Premises in accordance with the terms of this Agreement, subject only to (i) the exceptions referred to in Section 4.1 herein; (ii) the standard

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printed exceptions in the ALTA form of policy in use in the State of
Connecticut; and (iii) such other matters as any reputable title insurance company qualified to do business in the State of Connecticut shall be willing to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises. Seller shall not be required to bring any action or proceeding or to incur any expense to cure any title defect.

                (b) If examination of the title to the Premises shall reveal one or more defects which prevent Seller from conveying title in accordance with the terms of this Agreement, Buyer shall, within forty five (45) days from the date hereof (the "Title Contingency Date"), give Seller written notice of same, as to which notice time shall be of the essence. If Buyer fails to so notify Seller of such defects within said forty five (45) day period, Buyer shall be deemed to have accepted the state of title to the Premises as of the last day of such period. If Buyer does so notify Seller of such defects, Seller shall have until 60 days subsequent to the scheduled Closing Date (the "Title Cure Period") to cure such defects.. If Seller shall accomplish same within the Title Cure Period and shall be able to convey title in accordance with the terms of this Agreement, the Closing shall then occur. If Seller shall not accomplish same within the Title Cure Period, Buyer, within three (3) business days after the expiration of the Title Cure Period, shall give notice to Seller electing either
(i) to accept a deed to the Premises conveying such title as Seller can give in accordance with all of the other provisions of this Agreement upon payment of the Purchase Price; or (ii) to cancel and terminate this Agreement, in which event the Escrow Agent shall pay to Buyer the Deposit and Seller shall pay to Buyer any expenses actually incurred by Buyer for examination of title to the Premises, not to exceed $1,500. If Buyer shall not make an election within the Title Cure Period, then Buyer shall be deemed to have elected alternative (i) above. If there develops an additional title defect after the Title Contingency Date which is not caused by the Buyer's actions, and the title defect is not cured within the provisions of Section 4.1 (e), then within three (3) business days after Buyer determines that Seller shall not cure the defect, Buyer shall give notice to Seller electing either (i) to accept a deed to the Premises conveying such title as Seller can give in accordance with all of the other provisions of this Agreement upon payment of the Purchase Price; or (ii) to cancel and terminate this Agreement, in which event the Escrow Agent shall pay to Buyer the Deposit and Seller shall pay to Buyer any expenses actually incurred by Buyer, not to exceed $25,000. Upon such payment being made, this Agreement shall be terminated, and neither party shall have any further liability to the other hereunder.

                                   ARTICLE 5

                      Contingencies to Buyer's Obligations.

        Section 5.1 Due Diligence Period. Commencing prior to or promptly after the date hereof and proceeding diligently thereafter, Buyer shall complete its due diligence with respect to the Premises, including without limitation environmental inspections. If Buyer shall not be satisfied with the results of such investigations, then Buyer may terminate this Agreement by notice to Seller on or before 5:00 p.m. on that date which is forty five (45) days after the contract date, as to which notice time shall be of the essence. With such notice Buyer shall include copies of all test results, reports, surveys and title insurance reports. If Buyer fails to terminate this Agreement by such form of notice on or before said date, then this Agreement shall remain in effect and the Closing shall occur on

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

the date specified in Section 3.1 herein. Upon such notice being timely given, this Agreement shall terminate without further liability of either party hereunder, and the Escrow Agent shall promptly refund the Deposit to Buyer.

        Section 5.2 Governmental Approvals.(a) The obligations of Buyer hereunder shall be subject to Buyer obtaining the following zoning approvals in final form, with all appeal periods expired without an appeal having been taken (in such form, collectively, the "Governmental Approvals"): special permit and
site plan approval for retail use comprising a minimum of       square feet of
retail space within the BR zone, including state traffic control, wetlands approvals, state environmental approvals, and any additional governmental approvals necessary to utilize the Premises for retail use. The Governmental Approvals shall not include any applications or approvals for a building permit.

        (b) Buyer shall promptly apply for and diligently pursue the Governmental Approvals, seeking an appropriate amount of gross usable floor area of retail space permitted on the Land in the BR zone. If Buyer shall not have obtained all Governmental Approvals on or before 5:00 p.m. on the date eight (8) months from the Contract date, Buyer shall commence paying the Taxes as set forth in Section 3.1(c) above. In the event this Agreement is terminated at any time by Buyer prior to August 12, 2004, Buyer shall promptly deliver to Seller all test results, reports, surveys, title insurance reports, governmental applications and site plans; and the Escrow Agent shall promptly refund the Deposit to Buyer, provided that Buyer has diligently and timely made and processed all applications for Governmental Approvals. Seller shall cooperate with Buyer in obtaining the Governmental Approvals and shall take all reasonable actions, which are necessary to assist Buyer in obtaining the necessary Governmental Approvals, at Buyer's expense.

                                   ARTICLE 6

             Representations and Warranties; Operation of Premises.

        Section 6.1 Power, Authority, Execution and Delivery. Buyer and Seller each represents and warrants to the other the following: (a) each party has sole power and authority, respectively, to acquire and own or convey, as the case may be, the Premises;

        (b) the execution and delivery of this Agreement by the persons so acting on Buyer's or Seller's behalf, respectively, have been authorized by all necessary formal action of each party, and this Agreement is the legal, valid and binding obligation of each party respectively, enforceable in accordance with its terms.

        Section 6.2 Representations. (a) Buyer acknowledges and agrees that except as set forth herein, neither Seller nor any agent, employee, attorney or representative of Seller has made any statements, agreements, promises, assurances, representations or warranties, whether expressed, implied, or otherwise regarding the condition of the Premises, the suitability of the Premises for any uses or purposes contemplated by Buyer, the zoning of the

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Premises, the right to occupy the Premises, the environmental condition of the
Premises and/or any other aspect of or matter pertaining to the Premises or any other fact or matter whatsoever, whether pertaining to Seller, the Premises or otherwise. Buyer acknowledges that (a) it is acquiring the Premises in an "as is, where is" condition as of the Closing Date; (b) Seller shall not be responsible for making (or contributing in any way to the cost of making) changes or improvements to the Premises, or any other aspect of or matter pertaining to the Premises; and (c) in executing, delivering and performing its obligations under this Agreement, Buyer has not relied upon any statement, promise, representation or warranty to whomsoever made or given, directly or indirectly, orally or in writing, by any person or entity, except as specified herein. Buyer expressly waives any right of rescission and all claims for damages by reason of any statement, representation, warranty, assurance, promise, or agreement of any person, unless expressly contained in this Agreement. Buyer further releases and discharges Seller from any and all claims or causes of action which Buyer may now have or hereafter have against Seller, with respect to all costs, claims, expenses and causes of action, in connection with, or arising out of the condition of the Premises as of the Closing Date. The execution and delivery by Seller of, and the performance by Seller of Seller's obligations under, this Agreement does not conflict with or violate any other agreement or document to which Seller is a party or by which Seller is bound. Seller has not committed nor obligated itself in any manner whatsoever to sell, lease or encumber the Premises or any interest therein to any party. No rights of first refusal regarding the Premises exist under the organizational documents of Seller or under any agreement by which Seller may be bound or affected. There are no unrecorded or undisclosed legal or equitable interests in the Premises owned or claimed by any party other than Seller. The Premises has a valid and subsisting certificate of occupancy for all the improvements located thereon for the use and occupancy thereof. As of the date hereof, there is no material work currently being performed at the Premises. All Personal Property and fixtures of any kind owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, service, or operation of the Premises will be in the same condition at time of closing as presently existing, subject to reasonable wear and tear, except for such repairs and/or noncompliance as would not materially adversely affect the use or operation of such Personal Property and fixtures. Other than loans, mortgages and contracts to be satisfied at Closing, there are no payables, guarantees, obligations, liabilities or other indebtedness that, are binding on or, affect the Premises. All representations set forth within this Section 6.2 (a) shall survive Closing for a one year period from the date of Closing.

        (b) As of the date hereof, Seller has made available and provided access to Buyer of all copies of all environmental reports made to, by or on behalf of Seller or in its possession or under its control (the "Environmental Reports"). Except as set forth in such Environmental Reports and to the best of Seller's knowledge, Seller has no knowledge of, and Seller has not caused, the release, emission, presence, discharge or disposal of any Hazardous Materials (as hereinafter defined) on, under or at the Premises or any part thereof. Except as set forth in such Environmental Reports and to the best of Seller's knowledge, there are no underground or above ground storage tanks or any Hazardous Materials of any kind present at the Premises and to the best of Seller's knowledge, no mold conditions, mycotoxins, microbial matter, or other airborne pathogens, exist at, on, under or inside the Premises. Except as set forth in such Environmental Reports and to the best of Seller's knowledge, the Premises are in compliance with all applicable Environmental Laws (as hereinafter defined). Such compliance includes, but is not limited to, the possession by Seller of all material licenses and other governmental authorizations required under relevant Environmental Laws, and material compliance with the terms and conditions thereof. Except as reflected in the Environmental Reports and to the best of Seller's knowledge, Seller has not received any communication (written or oral) whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Seller is not in full compliance with any relevant Environmental Laws or that there is an environmental matter or indoor air quality matter at, on, under, or inside the Premises that must be investigated or remediated, including, but not limited to, mold, mycotoxins, microbial matter (naturally occurring or otherwise), and there are no circumstances known to Seller that may prevent or interfere with such full compliance or cause such issues in the future. Except as disclosed by Seller to Buyer and except as set forth in the Environmental Reports, and to the best of Seller's knowledge, there are no known material environmental claims, actions, or causes of action pending or threatened against the Seller, the Premises or any person or entity for whom the Seller may have liability by law or contract. "Environmental Laws" means:
(a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. Section 9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; (c) the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. Section 2601 et seq.; (f) all other federal, state and local laws, or ordinances relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or release of Hazardous Materials; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes. "Hazardous Materials" means any substance, material, or waste which is or becomes regulated, under any Environmental Laws, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. Section 1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as "hazardous waste" pursuant to
Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; (c) any substance or material defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials, except, in each case, for substances, materials or wastes used in compliance with applicable laws.

        (c) No bankruptcy, insolvency, rearrangement or similar action involving Seller, whether voluntary or involuntary, is pending or threatened, and Seller has never: (i) filed a voluntary petition in bankruptcy; (ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws; (iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its or his properties, the Premises, personal property or any portion thereof; or (iv) made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due Seller is not anticipating or contemplating any of the actions set forth in (i) through (iv) of this subsection.

        Section 6.3 Leases and Agreements. Seller represents to Buyer the following:

        (a) The Building is vacant and there are no leases or other rights of occupancy in effect with respect to the Premises.

        (b) There are no material agreements with respect to the maintenance or operation of the Premises which will survive the Closing. All service contracts and agreements relating to the premises will be terminated prior to Closing. All representations set forth within this Section 6.3 (a) and (b) shall survive Closing for a one year period from the date of Closing.

        Section 6.4 Operation of Premises. Between the date hereof and the Closing, Seller shall continue to operate and maintain the Premises in normal course, including providing the same security that currently exists for the Premises, and shall be entitled to retain any income therefrom. Seller shall not have the right to lease any portion of the Premises. Seller shall, until closing, maintain casualty insurance in the same amount and under the same terms that currently exist on the Premises.

        Section 6.5 Transfer Act. Buyer acknowledges that Seller has determined that the Premises constitute an "establishment" pursuant to Connecticut General Statutes Section 22a-134 et seq. (the "Transfer Act"). Seller shall (a) provide Buyer with a completed, executed Environmental Condition Assessment Form and an acknowledged Form III or Form IV filing (together with the applicable filing fee ), and (b) otherwise comply with the Transfer Act in connection with the conveyance of the Premises; provided however, that (i) at the Closing, Buyer shall execute the certification provision of such Form III or Form IV filing, and (ii) Seller shall have no post-closing obligations or liability with respect to the Transfer Act.

        Section 6.6 Seller shall not, without the prior written consent of Buyer, encumber any of the Premises unless such encumbrance is to be released at or prior to Closing.

        Section 6.7 Seller shall not, without the prior written consent of Buyer, enter into any lease or other agreement in any manner in connection with the occupancy of any of the Premises.

        Section 6.8 Seller shall promptly advise Buyer in writing of any material adverse change in the Premises known to Seller.

        Section 6.9 Seller shall not solicit, negotiate or accept any offers to purchase any of the Premises from any party other than Buyer and not market the Premises to any other parties, and not engage or cause any broker, and any other agent or representative, to conduct such activity.

                                    ARTICLE 7

               Condemnation and Casualty by Fire or Other Hazard.

        Section 7.1 Immaterial Casualty or Taking. If (a) an immaterial part of the Building is damaged by fire or other casualty, or (b) an immaterial part of the Premises is taken by eminent domain, this Agreement shall not be affected thereby and there shall be no reduction in the Purchase Price. Seller shall then assign to Buyer at the Closing all rights to any insurance proceeds or condemnation awards and Buyer shall accept an assignment of all of Seller's claims or rights to receive any insurance proceeds or condemnation awards. If and to the extent that Seller shall have received any such insurance proceeds or condemnation award prior to the Closing Date, Seller shall pay over to Buyer at the Closing the net amount received by Seller. In any event, the assignment shall be reduced by the costs incurred by Seller as a result of the condemnation or casualty, including, without limitation reasonable counsel fees and reasonable costs of interim protection, appraisals, repair and restoration.

        Section 7.2 Material Taking or Casualty. If all or a material part of the Premises is taken by eminent domain or damaged by casualty, Buyer may cancel this Agreement by notice to Seller given not later than ten (10) days after receipt of notice of such taking or casualty and, in such event, this Agreement shall be cancelled and terminated; the Escrow Agent shall refund to Buyer the Deposit; and neither party shall have any further liability to the other hereunder. If Buyer does not cancel this Agreement, the Closing shall occur as scheduled, and the provisions of Section 7.1 herein shall control.

        Section 7.3 Definitions of Material and Immaterial. For purposes of this Article, a material part of the Premises shall be deemed to have been damaged by
casualty if the estimated cost to repair the damage shall exceed $           ;
otherwise the damage shall be deemed to be immaterial. A material part of the Premises shall be deemed to have been taken by eminent domain if (a) less than square feet of retail space may be constructed on the Land, upon demolition of the existing building, or (b) access to the Premises shall be materially impaired; otherwise the taking shall be deemed immaterial.

                                   ARTICLE 8

                          Seller's Closing Obligations.

        At the Closing, Seller shall deliver the following to Buyer:

                (a) A special covenant warranty deed, executed in proper form for recording so as to convey the title required by this Agreement;

                (b) Such affidavits as Buyer's title company shall reasonably require including without limitation, in order to omit from its title insurance policy all exceptions for tenants (other than those provided herein) and for unrecorded mechanics' liens, together with a certification that Seller is not a "foreign person" pursuant to Section 1445 of the Internal Revenue Code;

                (c) Checks to the order of the appropriate officers in payment of all applicable conveyance taxes;

                (d) Schedules certified correct by Seller containing the information required to calculate the apportionments described in Article 10 herein; and

                (e) All other documents required by this Agreement or reasonably required by Buyer (at Buyer's cost and expense) to be delivered by Seller.

                                   ARTICLE 9

                          Buyer's Closing Obligations.

        At the Closing, Buyer shall:

                (a) Deliver to Seller funds, complying with Section 2.3, in payment of the portion of the Purchase Price payable at the Closing and items apportioned pursuant to Article 10 herein;

                (b) Cause the deed to be recorded and cause all conveyance tax returns and checks in payment of such taxes (which are Seller's responsibility to pay at Closing) to be delivered to the appropriate officers having jurisdiction over the Premises promptly after the Closing;

                (c) Execute and deliver the Form described in Section 6.5 herein; and

                (d) Deliver all other documents required by this Agreement to be delivered by Buyer.

                                   ARTICLE 10

                           Apportionments at Closing.

        Section 10.1 Items of Apportionment. The following items shall be apportioned between the parties and paid at the Closing:

        (a) real estate and all other taxes not paid by Buyer, and sewer and other assessments and charges levied against or with respect to the operation of the Premises and the property and equipment therein which is included in this sale; and

        (b) all utilities.

        Section 10.2 Mistakes in Apportionments. Any error in calculation or payment of the items apportioned at Closing shall be corrected promptly upon discovery of the error. The foregoing obligation of the parties hereto shall survive for a period of six (6) months subsequent to the Closing. ARTICLE 11 Broker. The parties represent to each other that no broker or agent was, in any way, the procuring cause of this sale and purchase. Each party shall indemnify and hold harmless the other against any liability resulting from the indemnifying party's breach of such representation or covenant herein, said indemnity to include all costs of defending any claim of a broker or agent, including reasonable counsel fees. The provisions of this Section shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

                                   ARTICLE 12

                   Default by the Parties and Indemnification.

        Section 12.1 Seller's Default. In the event of a default by Seller under this Agreement, Buyer shall have the right to either (a) bring an action for specific performance; or (b) to terminate the Contract, receive the Deposit and be entitled to (i) its actual, out-of-pocket costs in connection with this Agreement, (ii) reasonable attorney's fees and (iii) additional damages up to a
maximum of $            .

        Section 12.2 Buyer's Default. If Buyer fails to perform any of its obligations set forth in this Agreement, Buyer shall forfeit all claims to the Premises described herein, and the Deposit shall be construed as liquidated damages to and paid by the Escrow Agent to and retained by Seller. The actual tender of the deed shall not be necessary if Buyer has clearly indicated, prior to the date of Closing, that it will not or cannot make the payments agreed upon for a reason other than the default of Seller. In the event of such default, Buyer waives any right to claim the return of any portion of the Deposit, despite the reason for the default and/or the amount of actual damages incurred by Seller. Notwithstanding the foregoing, Seller shall have no right to allege that Buyer has wrongfully terminated this Agreement and Seller shall not be entitled to the Deposit or any damages arising out of Buyer's termination of this Agreement, if, after using commercially reasonable efforts and proceeding in good faith to receive the Governmental Approvals, Buyer concludes, in its good faith discretion, that (1) it shall not be able to obtain the Governmental Approvals in the time periods contemplated by this Agreement, or (2) that the on and off site improvement costs contemplated by the Buyer shall exceed
($          .) Dollars as a result of
costs imposed by the Governmental Approvals, and as a result of any such occurrence, Buyer exercises its right to terminate this Agreement.

        Section 12.3 Assumption and Indemnification. Buyer shall execute and deliver to Seller, at the Closing, an agreement or agreements pursuant to which Buyer shall acknowledge that, except as specified in this Agreement, it has accepted the Premises without any representation, warranty or covenant, express, implied or statutory, of any kind whatsoever.

                                   ARTICLE 13

                                     Notices

        Section 13.1 Form and Addresses.

        (a) Except as otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or by overnight or similar courier service, addressed to the party to be notified at its address first above set forth or to such other address as such party shall have specified most recently by like notice.

        (b) Notices to Seller shall be sent to the attention of Michael A. Blumenthal. At the same time any Notice is given to Seller, a copy thereof shall be sent as provided above to:

        (c) Notices to Buyer shall be sent to the attention of . At the same time any notice is given to Buyer, a copy thereof shall be sent as provided above to:

                                   ARTICLE 14

                       Assignment and Access to Premises.

        Section 14.1 Assignment. Buyer shall not assign this Agreement without the prior written consent of Seller, and any assignment in violation of this Agreement shall be null and void. Anything herein to the contrary notwithstanding, Buyer may assign this Agreement to an entity in which Buyer or an affiliate of Buyer or or an affiliate thereof, individually or collectively, owns not less than 50% of the equity interests, without Seller's consent but on prior notice to Seller.

        Section 14.2 Access. Seller shall permit Buyer and Buyer's representatives, upon reasonable notice, to enter the Premises at reasonable hours for the purpose of inspecting the Premises and conducting examinations thereof prior to Closing, provided that same shall not interfere with Seller's use and occupancy of the Premises. Buyer shall restore the Premises to their condition prior to the making of any borings or tests if such borings or tests are made. Buyer shall indemnify and hold Seller harmless with respect to any damage other than normal wear and tear to the Premises and claims for damage made against Seller as the result of any of Buyer's activities on the Premises prior to the Closing.

                                   ARTICLE 15

                         Survival and Delivery of Deed.

        Section 15.1 Survival. Except as otherwise provided in this Agreement, no representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after the Closing.

        Section 15.2 Delivery of Deed. The delivery of the deed by Seller, and the acceptance thereof by Buyer, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this Agreement to survive the Closing.

                                   ARTICLE 16

                           Miscellaneous Provisions.

        Section 16.1 Entire Understanding. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

        Section 16.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Connecticut.

        Section 16.3 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

        Section 16.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

        Section 16.5 Construction. As used in this Agreement, the singular shall include the plural and the plural shall include the singular, as the context may require. Each and every provision of this Agreement has been mutually negotiated, prepared and drafted, each party has been represented by legal counsel, and, in connection with the construction of any provision hereof or deletions herefrom, no consideration shall be given to the issue of which party actually negotiated, prepared, drafted or requested any provision or deletion.

        Section 16.6 Execution and Delivery. Delivery of this Agreement for inspection or otherwise by Seller to Buyer and/or its attorneys shall not constitute an offer or create any rights in favor of Buyer or others and shall in no way obligate or be binding upon Seller, and this Agreement shall have no force or effect unless and until the same is fully executed and delivered by the parties and fully executed copies exchanged by the parties hereto.

        Section 16.7 Exhibits. If the provisions of any Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such Exhibit shall prevail.

        Section 16.8 No Assumption of Liabilities. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Except as specifically provided otherwise in this Agreement, Buyer shall not assume and shall not discharge or be liable for any debts, liabilities or obligations of Seller including, but not limited to, any (a) liabilities or obligations of Seller to its creditors, shareholders or owners, (b) liabilities or obligations of the Seller with respect to any acts, events or transactions occurring prior to, on or after the Closing, (c) liabilities or obligations of the Seller for any federal, state, county or local taxes, except as set forth elsewhere in this Agreement; or (d) any contingent liabilities or obligations of Seller, whether known or unknown by the Seller or Buyer. Except as otherwise provided in this Agreement, Buyer shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of the Premises or any business conducted on the Premises prior to the Closing, including, but not limited to, any matters relating to cost reports, collections, audits, hearings, or legal action arising there from.

                             SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.


                  SELLER:  FARM TECH CORPORATION


                  By:
                     -------------------------


                  BUYER:

                  By:
                     -------------------------


Escrow Terms Agreed To:


By:
   -------------------------------
                      , Partner

                                    EXHIBIT A

                                      Land

                                   EXHIBIT B

                          Permitted Exceptions to Title

1.      Water user charges due The Metropolitan District.

2.      Riparian rights of others in and to a brook crossing the Premises.

3. Such state of facts as is shown on a map filed in Map Cabinet 67, Map Number 4846 in the Office of the Farmington Town Clerk.

4. Obligations contained in Easement Agreement by and between Professional Park Associates and Stauffer Chemical Company dated March 13, 1980 and recorded in Volume 280, Page 275 of the Farmington Land Records (FLR), as amended by Amendment of Easement Agreement dated June 13, 1981 and recorded in Volume 282, Page 832 of the FLR.

5.      AS TO PARCEL NO. 1

        (a) Right of Way Agreement front Julia M. Collins, et al in favor of Northeastern Gas Transmission Company dated September 11, 1953 and recorded in Volume 115, Page 1 of the FLR, as amended by instrument by and between Oread Biosafety, Inc. and Tennessee Gas Pipeline Company dated August 5, 1999 and recorded in Volume 607, Page 528 of the FLR.

        (b) Easement in favor of The Connecticut Power Company dated December 15, 1953 and recorded in Volume 116, Page 69 of the FLR, and as shown on maps filed in Map Volume 57, Map Numbers 10 and 29 in the Office of the Farmington Town Clerk.

        (c) Caveat from James M. Collins, et al in favor of The Water Bureau of The Metropolitan District dated June 27, 1967 and recorded in Volume 184, Page 451 of the FLR.

        (d) Right-of-way reserved in Warranty Deed from James M. Collins, et al to James S. Minges dated August 6, 1973 and recorded in Volume 224, Page 408 of the FLR, and as shown on the map filed in Map Cabinet 60, Map Number 3981 in the Office of the Farmington Town Clerk.

        (e) Easements and right set forth in Certificate of Condemnation by the State of Connecticut dated January 18, 1990 and recorded in Volume 406, Page 465 of the FLR, and as shown on a map filed in Map Cabinet 64, Map 4407 in the Office of the Farmington Town Clerk.

6.      AS TO PARCEL NO.2

        (a) Easement set forth in Declaration by James S. Minges and The Society For Savings dated May 26, 1971 and recorded in Volume 205, Page 142 of the FLR, and as shown on the map filed in Map Cabinet 47, Map Number 2914 in the Office of the Farmington Town Clerk.

        (b) Grants of Easements from First Newport Realty Investors to Edward H. Warner, et al, Trustees of Wachovia Realty Investments dated as of May 3, 1977 and recorded in Volume 254, Page 98 and Volume 254, Page 117 of the FLR, and as shown on map filed in Map Cabinet 52, Map Number 3254 in the Office of the Farmington Town Clerk.

        (c) Grant of Easements from First Newport Realty Investors to Talcott Forest Associates dated as of May 3, 1977 and recorded in Volume 254, Page 306 of the FLR, and as shown on the map filed in Map Cabinet 52, Map Number 3254 in the Office of the Farmington Town Clerk.

        (d) Easements and right set forth in Certificate of Condemnation by the State of Connecticut dated January 18, 1990 and recorded in Volume 406, Page 465 of the FLR, and as shown on the map filed in Map Cabinet 64, Map Number 4407 in the Office of the Farmington Town Clerk.

        (e) Obligations as set forth in Warranty Deed from Stauffer Chemical Company to Professional Park Associates recorded March 13, 1981 in Volume 280, Page 271 of the FLR.

7.      AS TO PARCEL NO. 3

        (a) Easement in favor of The Connecticut Power Company dated December 15, 1953 and recorded in Volume 116, Page 69 of the FLR, and as shown on map filed in Map Volume 57, Map Numbers 10 and 29 in the Office of the Farmington Town Clerk.

        (b)     Grant of Easements from First Newport Realty Investors to Edward
                H. Warner, et al, as Trustees of Wachovia Realty Investments dated as of May 3, 1977 and recorded in Volume 254, Page 117 of the FLR, and as shown on map filed in Map Cabinet 52, Map Number 3254 in the Office of the Farmington Town Clerk.

        (c) Grant of Easements from First Newport Realty Investors to Talcott Forest Associates dated as of May 3, 1977 and recorded in Volume 254, Page 306 of the FLR, and as shown on map filed in Map Cabinet 52, Map Number 3254 in the Office of the Farmington Town Clerk.

        (d) Obligations as set forth in Warranty Deed From Stauffer Chemical Company to Professional Park Associates recorded March 13, 1981 in Volume 280, Page 271 of the FLR.

8.      AS TO APPURTENANT EASEMENTS

        (a)     Terms and conditions set forth in Grant of Easements from Edward
                H. Warner, et al, as Trustees of Wachovia Realty Investments to First Newport Realty Investors dated as of May 3, 1977 and recorded in Volume 254, Page 88 of the FLR.

        (b) Terms and conditions set forth in Grant of Easements from Talcott Forest Associates to First Newport Realty Investors dated as of May 3, 1977 and recorded in Volume 254, Page 327 of the FLR.

        (c) Terms and conditions set forth in Grant of Easement from First Newport Realty Investors to Stauffer Chemical Company dated March 27, 1978 and recorded in Volume 260, Page 45 of the FLR.

Terms and conditions set forth in Easement Agreement by and between Professional Park Associates and Stauffer Chemical Company dated March 13, 1980 and recorded in Volume 280, Page 275 of the FLR, as amended by Amendment of Easement Agreement dated June 13, 1981 and recorded in Volume